EXHIBIT 99.1

AP Towers LLC is the record holder of the shares of common stock. Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P. and Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds") are all members of AP Towers LLC. Apollo Advisors V, L.P. ("Advisors") is the general partner of each of the Apollo Funds. Apollo Management V, L.P. ("Management") serves as the manager of AP Towers LLC. AIF V Management, Inc. ("AIF V") is the general partner of Management. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors. The Apollo Funds, Advisors, Management, AIF V, ACM V, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF V and ACM V, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.